UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

____________________

IMATION CORP.

(Exact name of registrant as specified in its charter)

____________________

Delaware	001-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1099 Helmo Ave. No., Suite 250, Oakdale, Minnesota	55128
(Address of principal executive offices)	(Zip Code)

Danny Zheng, Chief Financial Officer, (651) 704-4000

(Name and telephone number, including area code, of person to contact in connection with this report)

____________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which in the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 230.13p-1) for the reporting period from January 1 to December 31, 2015

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Imation Corp. (the “Company) is filed pursuant to Rule 13p-1 promulgated under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2015. A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at https://www.imation.com/en/about-imation/responsibility/environmental-health-and-safety/.

Item 1.02 Exhibits

The Company’s Conflict Minerals Report for the reporting period from January 1 to December 31, 2015 is filed herewith as Exhibit 1.01 as required by Items 1.01 and 1.02 of this Form.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report for the reporting period from January 1 to December 31, 2015 as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

IMATION CORP.

	By:	/s/ Danny Zheng
Name: Danny Zheng
Title: Chief Financial Officer

Dated: June 3, 2016

EXHIBIT INDEX

Exhibit No.	Description
1.01	Conflict Minerals Report for the reporting period from January 1 to December 31, 2015 as required by Items 1.01 and 1.02 of this Form.